Exhibit 99.1

Contacts:
Gary W. Burns
Bridge Associates LLC
(Liquidating Trustee for the Company)
(312) 795-0453

Shannon Lowry Nagle, Esq.
Stroock & Stroock & Lavan LLP
(Represents the TSLC I, Inc. Creditors Liquidation Trust)
(212) 806-5400

FOR IMMEDIATE RELEASE

TSLC I, Inc. Agrees to Negotiate Settlement Agreement

Tampa, Florida, October 14, 2005....On October 11, 2005, TSLC I, Inc., successor to Tropical Sportswear Int'l, Inc., by and through the Liquidating Trustee of the TSLC I, Inc. Creditors Liquidation Trust (the "Company") as a defendant in that certain securities litigation pending in the U.S. District Court for the Middle District of Florida (the "District Court"), initiated by Richard R. Reina on behalf of himself and all other similarly situated shareholders, case number 8:03-CV-1958-T-23TGW (the "Shareholders' Action") agreed to negotiate a settlement agreement providing for a global settlement of Shareholders' Action. The settlement is subject to definitive documentation, the District Court's approval and the approval of the U.S. Bankruptcy Court for the Middle District of Florida, where the Company's chapter 11 case is pending (the "Bankruptcy Court"). The former officers and directors named as defendants in the Shareholders' Action along with the plaintiff shareholders have agreed to the settlement. The settlement will also resolve similar claims and causes of action asserted by the Liquidating Trustee in the Bankruptcy Court. The settlement is not to be construed or deemed to be evidence of an admission or concession by the former officers and directors of any liability, wrongdoing, or breach of any duty. The settlement provides for, among other things, the plaintiffs in the Shareholder Action to receive a payment of $8 million and the TSLC I, Inc. Liquidating Trust to receive a payment of $4.5 million.

The Company, located in Tampa, Florida, previously manufactured and marketed casual pants, shorts, denim jeans and shirts for men, women and boys. The Company filed voluntary petitions for relief under chapter 11 of Title 11 of the United States Code on December 16, 2004. On February 26, 2005, the Company sold substantially all of its assets to Perry Ellis International as part of liquidating in the bankruptcy case.

This Press Release contains certain forward-looking statements regarding future circumstances. These forwardlooking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forwardlooking statements to reflect events or circumstances after the date hereof.

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